Exhibit (10i)

February 9, 2019
Ms. Linda K. Massman
Dear Linda:
The purpose of this letter agreement (this “Agreement”) is to confirm important terms and conditions pertaining to your employment as President and Chief Executive Officer of Clearwater Paper Corporation (the “Company”).
1.Term of Agreement: This Agreement shall be effective as of January 1, 2019 (the “Effective Date”), and, unless terminated earlier in accordance with its terms, shall remain in effect for three (3) years following the Effective Date (the “Agreement Term”).
2.    Position: You will be employed with the Company as its President and Chief Executive Officer. In addition, effective the Effective Date, you will be appointed to the Company’s Board of Directors (the “Board”) and, in the future upon the expiration of each term as a Board member, the Board shall use its best efforts to secure your re-election to the Board.
3.    Base Salary: Your base salary as of the Effective Date is $925,000 on an annualized basis, payable in accordance with the Company’s regular payroll practices, as established from time to time. Beginning in February 2019 and continuing thereafter during the Agreement Term, your salary shall be reviewed on at least an annual basis by, and may be increased but not decreased at the discretion of the appropriate committee of the Board. Except as otherwise provided in this Section 3, the review of your base salary will occur at the same time as the review for other senior executives of the Company.
4.    Annual Incentive Award Opportunity: You will be eligible to participate in the Company’s annual bonus plan for similarly situated executives. As of the Effective Date, your target annual bonus is 100% of your base salary. All awards shall be governed by the terms of, and subject to any conditions established by, the Company’s then-current annual bonus plan.
5.    Long-Term Incentive Awards: You will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”), subject to the terms and conditions of the then current LTIP and on a basis at least as favorable as generally applicable to the other senior executives of the Company. As of the Effective Date (and for subsequent years), the target value of your LTIP award shall be no less than $2,000,000, though ultimately subject to Board discretion acting in good faith with consideration to full facts and circumstances.
6.    Employee Benefits:
(a)    Subject to Section 7, you will be eligible to participate in Company’s employee welfare, benefit, and retirement plans and programs, including retirement and supplemental retirement plans, on the same basis as generally applicable to the other senior executives of the

Company. Further, you will be eligible for all fringe benefits and perquisites generally available to the other senior executives of the Company on at least as favorable a basis as such other senior executives, and you will be reimbursed for reasonable business expenses per Company policy.
(b)    The Company will pay, or reimburse you for, the reasonable professional fees and related expenses you incur for legal advice in connection with the preparation and execution of this Agreement.
7.    Termination of Employment: This Agreement and your employment with the Company may be terminated at any time during its term by either you or the Company, provided, however, that the parties’ rights and obligations upon such termination during the Agreement Term shall be governed by the following provisions of this Agreement and applicable provisions of any other documents referenced in Section 9 below. If your employment terminates during the Agreement Term for any reason you shall promptly offer to resign from the Board. The Nominating and Governance Committee shall consider the appropriateness of continued Board service and will recommend to the Board whether the resignation should be accepted. In addition, termination of your employment for any reason shall constitute your resignation as an officer of the Company, its subsidiaries, and its affiliates. Upon termination for any reason, you shall be paid for all earned but unpaid base salary through the Date of Termination, any bonus earned under the terms of the governing plan but remaining unpaid for any previously completed performance cycle, and any earned but unused vacation and will be provided any employee benefits earned but not yet provided under the terms of any applicable plan or program (the “Accrued Obligations”). You may be eligible for severance as provided below, but there will be no duplication of benefits and severance provided hereunder is in lieu of any severance pay or benefits for which you might otherwise have been eligible under any plan, program, or practice of the Company, including the Severance Program for Executive Employees, as amended from time to time, or any successor program (the “Severance Program”).
(a)    Termination by the Company Without Cause or Your Resignation for Good Reason Prior to, or more than 24 months after, a Change in Control: If, during the Agreement Term and either prior to (and not in connection with) or more than twenty-four (24) months after a “Change in Control” your employment is involuntarily terminated by the Company without “Cause” (and for reasons other than your death or “Disability”) or you resign for “Good Reason,” all as defined below, you shall be eligible for the following severance benefits subject to and contingent upon your timely execution, without subsequent revocation, of a release of claims in a form reasonably satisfactory to the Company (not requiring you to waive your rights pursuant to Section 20 below and not imposing any restrictive covenant on your conduct post-termination that you had not agreed to prior to your termination in this Agreement or otherwise), as described in more detail in Section 7(j) (the “Release”):
(i)    a prorated bonus under the applicable annual bonus plan for the year in which your termination occurs, which will be paid at the same time payments are made to other participants and calculated by taking the product of (x) your annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined in accordance with the terms of the governing plan based on actual corporate performance and provided that such annual bonus shall not be adjusted downward for individual performance) and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365; provided, however, that if the period during which you can consider and revoke your Release begins in one calendar year and ends in the subsequent calendar year, then payment under this Section 7(a)(i) shall be made on the latest of (A) the date on which payments are made to other participants, (B) January 15 of such subsequent calendar year and (C) the seventh (7th) day following the date when your Release becomes effective;
(ii)    a lump sum payment in the amount equal, before applicable taxes and deductions, to one and a half times your base salary in effect as of the Date of Termination (or, in the case of resignation for Good Reason, within the meaning of Section 7(i)(ii), immediately prior to the reduction thereof giving rise to the Good Reason), which payment shall be made as soon as practicable (and within seven (7) days) following the date your Release becomes effective, but no later than sixty-one (61) days following your Date of Termination; provided, however, that if the period during which you can consider and revoke your Release begins in one calendar year and ends in the subsequent calendar year, then payment under this Section 7(a)(ii) shall be made on the later of (A) January 15 of such subsequent calendar year and (B) the seventh (7th) day following the date when your Release becomes effective; and
(iii)    for 18 months after your Date of Termination, the Company shall continue benefits to you and/or your eligible dependents at least equal to those which would have been provided to them in accordance with the Company’s health plans if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter with respect to other senior executives of the Company and their eligible dependents;1 provided, however, that you must pay the entire cost of such benefits and the Company will reimburse you an amount equal to the amount it pays toward the cost of such coverage for active senior executives of the Company (this benefit will cease to be provided if you fail to timely pay the entire cost of such benefits); if you become employed with another employer and are eligible to receive medical benefits under another employer-provided plan, the health benefit coverage described herein shall cease; and the Company may unilaterally amend this Section 7(a)(iii) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”).

1Notwithstanding anything in this Agreement to the contrary, if, under applicable law, the continued group health plan coverage provided for herein is not feasible, you will be paid the cash equivalent of the cost of such coverage, plus an amount to cover any taxes you incur as a result of such payments and the taxes thereon. Your eligibility to purchase continued health insurance coverage under COBRA shall run concurrently with the period for which the Company is providing coverage under this subsection.

(b)    Termination by the Company Without Cause or Your Resignation for Good Reason Following a Change in Control: If, during the Agreement Term, and in connection with or on or within twenty-four (24) months of a Change in Control occurring during the Agreement Term (and without regard to any expiration of the Agreement Term during such 24-month period), your employment is involuntarily terminated by the Company without Cause (and for reasons other than your death or Disability) or you resign for Good Reason, you shall be eligible for the following severance benefits subject to and contingent upon your timely execution, without subsequent revocation, of the Release:
(i)    a lump sum payment in the amount equal, before taxes and deductions, to the product of (x) the target amount of your annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365, which payment shall be made as soon as practicable (and within seven (7) days) following the date your Release becomes effective, but no later than sixty-one (61) days following your Date of Termination; provided, however, that if the period during which you can consider and revoke your Release begins in one calendar year and ends in the subsequent calendar year, then payment shall be made on the later of (A) January 15 of such subsequent calendar year and (B) the seventh (7th) day following the date when your Release becomes effective;
(ii)    a lump sum payment in the amount equal, before applicable taxes and deductions, to two and one-half (2.5) times the sum of (A) your base salary plus (B) the target amount of your annual bonus, in effect as of the Date of Termination (or, in the case of resignation for Good Reason, within the meaning of Section 7(i)(ii), immediately prior to the reduction thereof giving rise to the Good Reason), which payment shall be made as soon as practicable (and within seven (7) days) following the date your Release becomes effective, but no later than sixty-one (61) days following your Date of Termination; provided, however, that if the period during which you can consider and revoke your Release begins in one calendar year and ends in the subsequent calendar year, then payment under this Section 7(b)(ii) shall be made on the later of (A) January 15 of such subsequent calendar year and (B) the seventh (7th) day following the date when your Release becomes effective; and

(iii)    for two and one-half (2.5) years after your Date of Termination, the Company shall continue benefits to you and/or your eligible dependents at least equal to those which would have been provided to them in accordance with the Company’s health plans if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter with respect to other senior executives of the Company and their eligible dependents;2 provided, however, that you must pay the entire cost of such benefits and the Company will reimburse you an amount equal to the amount it pays toward the cost of such coverage for active senior executives of the Company (this benefit will cease to be provided if you fail to timely pay the entire cost of such benefits); if you become employed with another employer and are eligible to receive medical benefits under another employer-provided plan, the health benefit coverage described herein shall cease; and the Company may unilaterally amend this Section 7(b)(iii) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries or affiliates, including, without limitation, under Code Section 4980D.
(c)    Termination by the Company For Cause or Your Resignation Without Good Reason: If, during the Agreement Term, your employment is involuntarily terminated by the Company for Cause or you resign without Good Reason (and not as a result of death or Disability), this Agreement shall terminate without further obligations to you, other than payment of the Accrued Obligations and as provided at Section 20 below.
(d)    Termination Due to Death or Disability.
(i)    Your employment status shall terminate automatically upon your death during the Agreement Term. Further, if you incur a Disability (as defined below) during the Agreement Term, the Company may give you written notice of its intention to terminate your employment. In such event, your employment with the Company shall terminate effective on the 30th day after your receipt of such written notice (the “Disability Effective Date”), provided that, within the 30 days after such receipt, you shall not have returned to full-time performance of your duties. For purposes of this Agreement, “Disability” shall have the meaning set forth in Code Section 409A(a)(2)(C).
(ii)    If your employment is terminated by reason of your death or Disability during the Agreement Term, this Agreement shall terminate without further obligations to you or your estate, beneficiaries or legal representatives under this Agreement, other than for

2 Notwithstanding anything in this Agreement to the contrary, if, under applicable law, the continued group health plan coverage provided for herein is not feasible, you will be paid the cash equivalent of the cost of such coverage, plus an amount to cover any taxes you incur as a result of such payments and the taxes thereon. Your eligibility to purchase continued health insurance coverage under COBRA shall run concurrently with the period for which the Company is providing coverage under this subsection.

payment of the Accrued Obligations and a prorated bonus under the applicable annual bonus plan for the year in which your termination occurs, which will be paid at the same time payments are made to other participants and calculated by taking the product of (x) your annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined at the end of such year based on actual performance results through the end of such year and provided that such annual bonus shall not be adjusted downward for individual performance) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365.
(e)    Notice of Termination. Any termination by the Company for Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) specifies the termination date. The failure by you or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s rights hereunder.
(f)    Definition of Cause: For purposes of this Agreement, “Cause” shall mean: the occurrence of any one or more of the following:
(i)    your conviction of any felony or any crime involving fraud, dishonesty or moral turpitude;
(ii)    your participation in a fraud or act of dishonesty against the Company, its subsidiaries or affiliates or any successor to the Company that results in material harm to the business of the Company, its subsidiaries or affiliates or any successor to the Company;
(iii)    your willful, material violation of any contract between you and the Company, its subsidiaries or affiliates or any successor to the Company, or any statutory duty you owe the Company, its subsidiaries or affiliates or any successor to the Company, in either case that you do not correct within thirty (30) days after written notice thereof has been provided to you (and for which purpose no act or omission to act shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company, its subsidiaries or affiliates or any successor to the Company);
(iv)    the commission of an act by you (either alone or with other acts) of harassment or discrimination on the basis of gender, race, age, religion, sexual orientation or other protected category; or
(v)    the commission by you of an alcohol or drug offense in violation of the Company’s Substance Abuse Policy for salaried employees.

Your termination shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted in good faith by the affirmative vote of not less than a majority of the entire membership of the Board (excluding you, if you are a member of the Board), stating that you have engaged in the conduct described above constituting “Cause”, and specifying the particulars thereof in detail. Such finding shall be effective to terminate your employment for Cause only if you were provided reasonable notice of the proposed action and were given an opportunity, together with counsel, to be heard by the Board.
(g)    Definition of Change in Control: For the purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
(i)    Upon consummation of a merger or consolidation of the Company (a "Business Combination") unless, following such Business Combination,
(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company (the “Outstanding Coming Stock”) and the outstanding voting securities of the Company entitled to vote generally in the election of members of the Board (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or common equity) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including a corporation or other entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries),
(B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or common equity) of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and
(C) at least a majority of the members of the board of directors (or similar governing body) of the corporation or other entity resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(ii)    Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of the Company; or
(iii)    On the date that individuals who constitute the “Incumbent Board” (the individuals who constituted the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board on or subsequent to the day immediately following the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Incumbent Board; or
(iv)    Upon the acquisition on or after the Effective Date by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either:
(A) the then Outstanding Common Stock, or
(B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this subparagraph (iv):
(x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by or at the direction of the Company or any Subsidiary,
(y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or
(z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (i) of this definition; or

(v)    (v) Upon the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(h)    Definition of Date of Termination: For purposes of this Agreement, “Date of Termination” means (i) if your employment is terminated by the Company for Cause, the Date of Termination shall be the later of (A) the date of receipt of the Notice of Termination or (B) the date specified in the Notice of Termination, provided such date is within thirty (30) days after receipt of the Notice of Termination, (ii) subject to Section 7(i), if your employment is terminated by you for Good Reason, the Date of Termination shall be the later of (A) the date of receipt of the Notice of Termination or (B) the date specified in the Notice of Termination, provided such date is within sixty (60) days after the end of the “Cure Period,” as defined below, (iii) if your employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the later of (A) the date on which you receive the Company’s Notice of Termination or (B) the date specified in the Notice of Termination, provided such date is within sixty (60) days after receipt of the Notice of Termination, (iv) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death of or the

Disability Effective Date, as the case may be, and (v) if your employment is terminated by you without Good Reason, the Date of Termination shall be no fewer than sixty (60) days following the Company’s receipt of the Notice of Termination (during which notice period you shall continue to diligently work full time on behalf of the Company, provided that the Board may, in its sole discretion, place you on administrative leave but shall continue your employment with all compensation, benefits and service credit towards benefit accrual and vesting provided under this Agreement).
(i)    Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without your written consent:
(i)    the Company’s assignment to you of any duties inconsistent in any material negative respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the date you commence your role as Chief Executive Officer, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities or as a result of which you no longer have a position substantially equivalent to (or better than) your position on the date you commence your role as Chief Executive Officer;
(ii)    a 10% reduction by the Company, other than in connection with an across-the-board reduction applicable to other senior executives of the Company, in your base salary, your target bonus opportunity and/or your target long-term incentive opportunity, all as in effect on the Effective Date (and as may have been increased after the Effective Date);
(iii)    a requirement by the Company that you be based at any office or location more than fifty (50) miles from the Company’s principal office on the Effective Date in Spokane; or
(iv)    the material breach by the Company of this Agreement.
Good Reason shall not include death or Disability; provided that your mental or physical incapacity following the occurrence of an event described in clauses (i)-(iv) above shall not affect your ability to terminate for Good Reason. You shall not be deemed to have resigned for Good Reason unless (A) you notify the Company in writing of the event which you believe constitutes Good Reason within ninety (90) days of the occurrence thereof (which notice specifically identifies such event and the details regarding its occurrence and existence), (B) the Company fails to cure such event within thirty (30) days after the date on which it receives such notice (the “Cure Period”), and (C) you terminate your employment with the Company (and its subsidiaries and affiliates) within sixty (60) days after the end of the Cure Period. The notice required under the immediately preceding sentence may be included in your Notice of Termination, as prescribed below, provided that your Date of Termination, as set forth in such Notice of Termination, is not less than thirty-one (31) days and not more than ninety (90) days after the date on which the Company receives such Notice of Termination.
(j)    Release. Your right to the benefits described in this Section 7, other than the Accrued Obligations, is subject to and contingent upon your timely execution, without subsequent revocation, of a Release. To be timely, your Release must become effective (i.e., you must sign it and any revocation period must expire) within sixty (60) days, or such shorter period specified in the Release, after your Date of Termination. If your Release does not become effective within such time period, then you shall not be entitled to any of the benefits described in this Section 7, other than the Accrued Obligations.
8.    Excise Taxes:
(a)    Notwithstanding any other provision of this Agreement, in the event that you become entitled to receive or receive any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under this Agreement, the Severance Program or under any other plan, agreement or arrangement with the Company, any person whose actions result in a “Change of Control” (as that term is defined in the Severance Program) or any person affiliated with the Company or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and the Treasury regulations promulgated thereunder (“Section 280G”) and it is determined that, but for this Section 9(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to you either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 8(c) (if applicable), you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.
(b)    All computations and determinations called for by Sections 8(a) and 8(c) shall be made and reported in writing to the Company and you by a third-party service provider selected by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and you. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.
(c)    In the event that Section 8(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides you with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Code Section 409A.

9.    Covenants:
You also acknowledge that your obligations under the Inventions, Trade Secrets and Confidentiality Agreement previously executed by you, which is incorporated into this Agreement by reference, will survive the termination of your employment for any reason. You also acknowledge and agree that you will have access to confidential and proprietary information of the Company and third parties in the course of performing your responsibilities for the Company, that such access is necessary to your ability to perform those responsibilities, that such Company confidential and proprietary information is a valuable asset of the Company, and that the Company has developed and will develop goodwill that is a valuable asset of the Company. In view of the foregoing and in consideration of the compensation and benefits as provided under this Agreement, you further agree that:
(a)    during the time you are employed and for a period of one (1) year following your termination from employment with the Company for reasons described in Section 7(a) and for a period of two (2) years following your termination from employment with the Company for any other reason, you will not, without the prior written consent of the Company, directly or indirectly, engage in, whether as an owner, consultant, employee, or otherwise, activities competitive with that of the Company in any state, province or like geography where the Company does business;
(b)    during the time you are employed and for a period of one (1) year following your termination from employment with the Company for reasons described in Section 7(a) and for a period of two (2) years following your termination from employment with the Company for any other reason, you will not, without the prior written consent of the Company, directly or indirectly, solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by the Company or its affiliates on the date your employment terminated and with whom you had regular contact during the course of your employment by the Company; and
(c)    during the time you are employed and for a period of one (1) year following your termination from employment with the Company for reasons described in Section 8(a) and for a period of two (2) years following your termination from employment with the Company for any other reason, you will not, without the prior written consent of the Company, directly or indirectly, (A) solicit, divert, appropriate to or accept on behalf of any competitor of the Company, or (B) attempt to solicit, divert, appropriate to or accept on behalf of any competitor of the Company, any business from any customer or actively sought prospective customer of the Company with whom you have dealt, whose dealings with the Company have been supervised by you or about whom you have acquired confidential information in the course of your employment.
You agree that the foregoing restrictions are reasonable, will not preclude you from finding gainful employment, and are necessary to protect the goodwill, confidential information, and other protectable business interests of the Company. You further agree that the Company would suffer irreparable harm should you violate these restrictions and agree that injunctive relief, in addition to any other damages or relief available to the Company, is appropriate and necessary to protect the Company’s interests.
10.    Representation and Warranties: You represent and warrant that you are not a party to, or otherwise subject to, any covenant not to compete, or other agreement that would restrict or limit your ability to perform your responsibilities under this Agreement, with any person or entity and that your performance of your obligations under this Agreement will not violate the terms and conditions of any contract or obligation, written or oral, between you and any other person or entity.
11.    Recoupment: Notwithstanding any other provisions in this Agreement to the contrary, you acknowledge that you will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
12.    Assignment and Successors: This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you. The Company may assign this Agreement (a) to any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.
13.    Withholding: The Company may withhold from any payment that is required to be made under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law and all payments hereunder shall be subject to applicable deductions.
14.    Controlling Law: Except where otherwise provided for herein, this Agreement shall be governed in all respects by the laws of the State of Washington, excluding any conflict-of-law rule that might refer the construction of the Agreement to the laws of another state or country. You consent to the exclusive jurisdiction of the state and federal courts located in Spokane County, Washington, for any action relating to this Agreement. You will not bring any action relating to this Agreement in any other court.
15.    Notices: Any notices under this Agreement that are required to be given to the Company shall be addressed to the Corporate Secretary of the Company, and any notices required to be given to you shall be sent to your address as shown in the Company’s records, which you are responsible for keeping up-to-date.
16.    Separability and Construction: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited or reformed so that they will remain in effect to the fullest extent allowed by law.

17.    Waiver of Breach: Except as otherwise specifically provided for herein, no failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment of that party’s rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.
18.    Entire Agreement/Modification in Writing: This Agreement together with the Inventions, Trade Secrets and Confidentiality Agreement, plan documents, grant notices, and governing policies of the Company (each as it may be amended from time to time) constitute the entire understanding relating to the matters addressed herein and supersede any other prior agreement, whether written or oral. No addition to, or modification of, this Agreement shall be effective unless in writing and signed by both you and an authorized representative of the Company.
19.    Section 409A: The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 7 hereof, be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Code Section 409A or for any damages incurred by you as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:
(a)    To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resignation” and like terms shall mean “separation from service”;
(b)    If at the time your employment hereunder terminates, you are a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then to the extent necessary to avoid subjecting you to an additional tax or interest under Code Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which your employment terminates or, if earlier, upon your death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (ii) benefits which qualify as excepted welfare benefits pursuant to Treas. Reg. Section 1.409A‑1(a)(5), and (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A;
(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; and
(d)    With regard to any provision in this Agreement, including, without limitation, Section 7, that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (B) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
20.    Indemnification; Insurance: The Company shall at all times indemnify you and hold you harmless to the fullest extent permitted by the certificate of incorporation and by-laws of the Company and applicable law. You shall be an insured, during your employment and service as a member of the Board and at all times thereafter during which you may be subject to any liability for which you may be indemnified above, under any contract of officers and directors liability insurance of the Company that insures members of the Board.
21.    Construction: Each party and his, her, or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement, and, accordingly, the normal rule of construction providing for any ambiguities to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, not strictly for or against either party. Nothing in this Agreement is intended to or constitutes a guarantee of employment for a fixed or specific term, and the Company reserves the right to adopt, amend, discontinue, or otherwise alter its compensation, benefit, and human resources practices, policies, and programs at its discretion.
22.    Survival: The provisions of Sections 7-11 and 13-20 of this Agreement shall survive the termination of this Agreement and any termination of your employment hereunder.
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Linda, I hope this Agreement provides you with the level of security and incentive that will allow you to continue to contribute substantially to the success of the Company. Please sign below and return an executed original to me to indicate your acceptance of these terms. Again, we are pleased to have you as a continuing member of the team.
Sincerely,

/s/ Kevin J Hunt
Kevin J. Hunt Chair of the Compensation Committee of the Board of Directors

I, Linda K. Massman, have read, understand, accept and agree to the terms of the letter/agreement.

/s/ Linda Massman
Linda K. Massman

Date    4/23/2019